Exhibit 10.27

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT (the “Agreement”) is entered into and effective as of July 31, 2006 (the “Effective Date”), by and between IT&E International Group, Inc. a Delaware corporation (“IT&E”), and Philip Lavin, Ph.D., an individual (“Seller”), the Chief Executive Officer and majority shareholder of Averion Inc., a Massachusetts corporation (“Averion”), with respect to the following facts:

A.            Pursuant to that certain Agreement and Plan of Merger dated June 30, 2006, by and among IT&E, IT&E Merger Sub, Inc., IT&E Acquisition Co., Inc. and Averion (the “Merger Agreement”), Averion shall merge with IT&E Merger Sub, Inc.;

B.            Seller will benefit from the transactions contemplated by the Merger Agreement;

C.            Seller has made business contacts through Averion and is otherwise intimately familiar with, and knowledgeable about, the ongoing business of Averion and Averion’s confidential information;

D.            Seller acknowledges and agrees that the delivery of this Agreement is a material inducement and closing condition for IT&E proceeding with and consummating the transactions contemplated by the Merger Agreement; and

E.             Seller acknowledges and agrees that the purpose of this Agreement is the protection of the legitimate business interests of IT&E, including, without limitation, the goodwill of any and all IT&E Entities (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each signatory hereto, the parties hereto covenant and agree as follows:

1.             Definitions.  For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section.

1.1.          “Person” means any individual, corporation (including, by way of example only and without limitation, any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or governmental body.

1.2.          “Related Person” means (i) with respect to a specified Person that is an individual, each other member of such individual’s Family; and (ii) with respect to a specified Person other than an individual, any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person.  For purposes of this definition, the “Family” of an individual includes the individual, the individual’s spouse and former spouses, any other natural person who is related to the individual or the individual’s spouse within the second degree and any other natural person who resides with such individual.

2.             Non-Competition.  As a material inducement for IT&E to consummate the transactions contemplated by the Merger Agreement, Seller agrees that:

2.1.          During the period Seller maintains a business relationship, whether as an employee, consultant or otherwise, with IT&E or any subsidiary or controlled affiliate of IT&E (IT&E and each of its controlled affiliates and subsidiaries shall be referred to herein individually as an “IT&E Entity,” and collectively as the “IT&E Entities”), and for a period of two (2) years thereafter:

(a)           Seller will not, directly or indirectly (through Related Persons or otherwise), engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with or in any manner connected with, lend its name or any similar name to, lend its credit to or render services or advice to any business, venture and/or enterprise which competes in whole or in part with the businesses and/or activities of any IT&E Entity in the United States; provided, however, that Seller may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.  Seller agrees that this covenant is reasonable with respect to its duration, geographical area and scope that the purpose of this covenant is to protect the legitimate business interests of IT&E, including, without limitation, the goodwill of any and all IT&E Entities.  Notwithstanding the foregoing, Seller may at any time: (i) serve as a trustee of, perform services for, and otherwise be affiliated with Boston Biostatistics Research Foundation in a manner substantially similar to the current role of Seller with such foundation; provided that Boston Biostatistics Research Foundation remains a non-profit entity; and (ii) serve as a trustee of, perform services for, and otherwise be affiliated with a college, university, or non-profit research foundation; provided that the foregoing exceptions to Seller’s obligations pursuant to this Section 2.1(a) in no way materially interfere with Seller’s obligations pursuant to that certain Employment Agreement dated as of even date hereof between IT&E and Seller (the “Employment Agreement”).  Seller agrees that this covenant is reasonable with respect to its duration, geographical area and scope.

(b)           Seller will not, directly or indirectly, either for itself or any other Person, (i) induce or attempt to induce any employee or consultant of any IT&E Entity to leave the employ of or consultancy with any IT&E Entity; (ii) in any way interfere with the relationship between any IT&E Entity and any employee or consultant of such IT&E Entity; or (iii) cause or encourage any other Person to do either of the foregoing.

(c)           Seller will not, directly or indirectly, either for itself or any other Person, interfere with, impair, disrupt or damage any IT&E Entity’s relationship with any of its customers, customer prospects, vendors, contractors, collaborators, joint venturers, partners, licensors, or licensees by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business or opportunities from any IT&E Entity.

2.2.          In the event of a breach by Seller of any covenant set forth in Section 2.1 above, the term of such covenant will be extended by the period of the duration of such breach.

3.             Remedies.  If Seller breaches the covenants set forth in Section 2 above, IT&E shall be entitled to the following remedies together with any other remedies IT&E may be entitled to in law or equity:  (i) the right to obtain damages from Seller; and (ii) in addition to its right to damages and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Section 2 above, it being agreed that money damages alone would be inadequate to compensate IT&E and would be an inadequate remedy for such breach.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.

4.             Notices.  All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt); (ii) sent by facsimile (with written confirmation of receipt); or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service, return receipt requested, in each case to the appropriate addresses and facsimile numbers set forth below or on the signature pages hereto (or to such other address as a party may designate by notice to the other parties):

If to IT&E:	IT&E International Group, Inc. Attention: Kelly Alberts, President 505 Lomas Santa Fe Drive, Suite 200 Solana Beach, California 92075 Telephone: (858) 777-1644 Facsimile: (858) 366-0961

with a required copy to:	Foley & Lardner LLP Attention: Kenneth D. Polin, Esq. 402 West Broadway, Suite 2300 San Diego, California 92101 Telephone: (619) 234-6655 Facsimile: (619) 234-3510

If to Seller:	Philip Lavin, Ph.D 225 Turnpike Road Southboro, Massachusetts 01772 Telephone: (508) 416-2616 Facsimile: (508) 416-2796

With a required copy to:	Mirick, O’Connell, DeMallie & Lougee, LLP Attention: Jeffrey L. Donaldson 100 Front Street Worcester, MA 01608 Telephone: (508) 791-8500 Facsimile: (508) 791-8502

5.             Governing Law; Jurisdiction.  This Agreement will be governed by and construed in accordance with the laws of the United States and the Commonwealth of Massachusetts, without reference to its conflicts of laws provisions.

6.             Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege; and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

7.             Assignment, Successors, No Third-Party Rights and Identity of Parties.  IT&E may assign any of its rights under this Agreement to a Related Person of IT&E, or a successor-in-interest to IT&E.  Seller may not assign or delegate its obligations under this Agreement.  This Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

Nothing expressed or referred to in this Agreement will be construed to serve to enlarge the scope of, or intent protected by, this Agreement, or give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

8.             Severability.  In the event any provision of this Agreement is found to be unenforceable, invalid or illegal by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable, invalid or illegal provision shall be deemed deleted, and the legality, validity and enforceability of the remaining provisions shall not be affected thereby.

9.             Section Headings; Construction.  The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.  This Agreement has been drafted by legal counsel representing IT&E, but Seller has participated in the negotiation of its terms.  Furthermore, Seller acknowledges that Seller has had an opportunity to review the Agreement and has had it reviewed and negotiated by legal counsel acting on his/her behalf, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

10.           Counterparts; Facsimile.  This Agreement may be executed in one or more counterparts, all of which when fully executed and delivered by all parties hereto and taken together shall constitute a single agreement, binding against each of the parties.  To the maximum extent permitted by law or by any applicable governmental authority, any document may be signed and transmitted by facsimile with the same validity as if it were an ink-signed document.  Each signatory below represents and warrants by his or her signature that he or she is duly authorized (on behalf of the respective entity for which such signatory has acted) to execute and deliver this instrument and any other document related to this transaction, thereby fully binding each such respective entity.

11.           Expenses.  The prevailing party in any proceeding relating to the enforcement or interpretation of this Agreement (the “Proceeding”) may recover from the non-prevailing party all costs, expenses and actual attorney’s fees (including, by way of example only and without limitation, expert witness and other consultants fees and costs) relating to or arising out of (i) the Proceeding (whether or not the Proceeding proceeds to judgment); and (ii) any post-judgment or post-award Proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding.  All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses and actual attorney’s fees.

12.           Entire Agreement.  This Agreement (together with the Merger Agreement, the Employment Agreement and all documents referred to therein) constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements and understandings between the parties with respect to the subject matter of this Agreement.  This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

13.           Miscellaneous Provisions.  The parties hereto agree that the restrictions on competition, solicitation and disclosure in this Agreement are fair, reasonable and necessary for the protection of the interests of IT&E.  It is the intention of the parties only to restrict the activities of Seller as necessary to protect the legitimate business interests of IT&E, including, without limitation, the goodwill of any and all IT&E Entities, and nothing contained herein shall be construed to prevent Seller from continuing in business during or after the term of this Agreement in lines of business or geographical areas not subject to this Agreement.  If any restriction set forth in this Agreement is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, then such court is hereby authorized by the undersigned parties to reform the offending restriction to render it enforceable even if in a modified form.

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IN WITNESS WHEREOF, the parties have executed and delivered this Non-Competition and Non-Solicitation Agreement as of the date first written above.

“IT&E”	IT&E INTERNATIONAL GROUP, INC. a Delaware corporation

	By:	/s/ Alastair McEwan
		Name:	Alastair McEwan
		Title:	Chief Executive Officer

“Seller”		/s/ Philip Lavin, Ph.D.
Philip Lavin, Ph.D, an individual

[Signature Page to Non-Competition and Non-Solicitation Agreement]